EXHIBIT 99.1

FOR:	Consolidated Graphics, Inc.

CONTACT:	G. Christopher Colville
Executive Vice President/
Chief Financial Officer
Consolidated Graphics, Inc.
(713) 787-0977

Christine Mohrmann/Eric Boyriven
Financial Dynamics
(212) 850-5600

FOR IMMEDIATE RELEASE

CONSOLIDATED GRAPHICS TO EXPLORE STRATEGIC ALTERNATIVES

HOUSTON, TEXAS – April 12, 2006 - Consolidated Graphics, Inc. (NYSE: CGX) announced today that its Board of Directors has initiated a formal process to explore a range of strategic alternatives to enhance shareholder value, including a potential sale or other change of control transaction. The Company has retained UBS Investment Bank to act as its exclusive financial advisor in this process.

In making the announcement, the Company stated that there can be no presumption that this process will result in the Company completing any transaction or altering its current strategy for achieving long term growth in sales and profits. The Company does not intend to disclose developments with respect to any outcome of the process unless and until its Board of Directors has approved a specific transaction or otherwise has reached a definitive conclusion.

Consolidated Graphics, Inc. is the nation’s leading commercial sheetfed, web and digital printing company with a coast-to-coast presence spanning 26 states. Consolidated Graphics produces high-quality customized printed materials for a broad customer base that includes many of the most recognized companies in the country.  Consolidated Graphics also offers an extensive and growing range of digital and Internet-based services and solutions marketed through CGXSolutions. Consolidated Graphics is focused on adding value to its operating companies by providing financial and operational strengths, management support and technological advantages associated with a national organization.  For more information, visit the Company’s Web site at http://www.cgx.com.